June 5, 2006

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC
USA 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated June 5, 2006 of Clyvia Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contain therein.

Yours truly,

“DAVIDSON & COMPANY LLP”

DAVIDSON & COMPANY LLP
Chartered Accountants